Filed pursuant to Rule 433
Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$650,000,000
SENIOR FLOATING RATE NOTES, DUE MARCH 15, 2019
FINAL TERM SHEET
DATED MARCH 04, 2014

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due March 15, 2019

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$650,000,000

Issue Price:	100%

Trade Date:	March 04, 2014

Settlement Date:	March 11, 2014

Maturity Date:	March 15, 2019

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3 Month USD LIBOR plus 53 bps payable and reset quarterly

Initial Interest Rate:	An interpolated rate based upon 3 Month USD LIBOR and 6 Month USD LIBOR, determined on March 07, 2014, plus 53 bps

Fees:	0.25%

Interest Payment Dates:	Quarterly on the 15th of each March, June, September, and December, beginning June 15, 2014

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Optional Redemption:	None

CUSIP / ISIN:	78010USP3 / US78010USP39

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co.

Co-Managers:
ANZ Securities, Inc.
Capital One Securities, Inc.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
nabSecurities, LLC
National Bank of Canada Financial Inc.
Natixis Securities Americas LLC
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, or Goldman, Sachs & Co. at 1-866-471-2526.